Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-169119

January 11, 2013

dFffl Ipath® Exchange Traded Notes IPATH® Us tREASURY 5-YEAR bULL etn nOTE dESCRIPTION tHE IPATH® Us tREASURY 5-YEAR bULL etn IS DESIGNED TO PROVIDE INVESTORS WITH EXPOSURE TO THE bARCLAYS 5ffi Us tREASURY FUTURES tARGETED eXPOSURE iNDEXtm. iNDEX dESCRIPTION tHE bARCLAYS 5ffi Us tREASURY FUTURES tARGETED eXPOSURE iNDEXtm (the “Index”) is designed to decrease in response to AN INCREASE IN THE 5-YEAR tREASURY NOTE YIELDS AND TO INCREASE IN RESPONSE TO A DECREASE IN 5-YEAR tREASURY NOTE yields. The Index targets a fixed level of sensitivity to changes in the yield of the current “cheapest-to-deliver” note UNDERLYING THE RELEVANT 5-YEAR tREASURY FUTURES CONTRACT AT A GIVEN POINT IN TIME. tHE iNDEX SEEKS TO ACHIEVE ITS TARGET SENSITIVITY THROUGH THE ALLOCATION OF A WEIGHTING TO THE RELEVANT 5-YEAR tREASURY FUTURES CONTRACT, AS TRADED ON THE ¢HICAGO bOARD OF tRADE, UNDERLYING THE iNDEX. nOTE dETAILS iNDEX dETAILS tICKER iNDEX NAME dFffl bARCLAYS 5ffi Us tREASURY FUTURES tARGETED eXPOSURE iNDEXtm iNTRADAY iNDICATIVE ffALUE tICKER ¢OMPOSITION FUTURES ON tREASURIES dFffl.iff ¢UsiP nUMBER OF COMPONENTS 1 06740P650 isin bLOOMBERG iNDEX TICKER bfliiteFff Us06740P6503 PRIMARY EXCHANGE iNCEPTION DATE 7 2 2010 nffise aRCA ffiEARLY FEE1 bASE VALUE AND DATE 0 AS OF 04 29 1999 0.75$ iNDEX ROLLING COST2 iNDEX SPONSOR bARCLAYS 0.12$ iNDEX MULTIPLIER3 $0.10 iNCEPTION DATE iNDEX OMPOSITION 7 11 2011 mATURITY DATE 7 12 2021 iSSUER bARCLAYS bANK Pl ALLABLE etn nO sOURCE:bARCLAYS,ASOF9 30 2012.iNDEXCOMPOSITIONISSUBJECTTOCHANGE.fiEIGHTSOFTHEUNDERLY INGFUTURESCONTRACTSINTHEiNDEXEXPRESSEDASAPERCENTAGE OF THE TOTAL ABSOLUTE DOLLAR EXPOSURE OF THE PORTFOLIO. 1 tHEINVESTORFEEISEQUALTOTHEffiEARLYFEETIMESTHECLOSINGINDICATIVENOTEVAL UEOFYOURSECURITIESONTHEIMMEDIATELYPRECEDINGCALENDARDAY,CALCULATEDONA DAILYBASISINTHEFOLLOWINGMANNER:tHEINVESTORFEEONTHEINCEPTIONDATEWILLEQUAL ZERO.oNEACHSUBSEQUENTCALENDARDAYUNTILMATURITYOREARLYREDEMPTION,THEINVE STORFEEWILLINCREASEBYA NAMOUNTEQUALTOTHEffiEARLYFEETIMESTHECLOSINGINDICATIVENOTEVALUEOFYOUR SECURITIESONTHEIMMEDIATELYPRECING CALENDAR DAY DIVIDED BY 365. 2 oNEACH”ROLLDAY”FORTHERELEVANTtREASURYFUTURESCONTRACTSUNDERLYINGTHE iNDEX,$0.005WILLBECHARGEDANDDEDUCTEDFROMTHECLOSINGINDICATIVENOTEVALUEOF EACH etn, REPRESENTING A CUMULATIVE EFFECT OF 0.12$ PER YEAR. 3 tHEEFFECTOFTHEINDEXMULTIPLIERISTOADJUSTTHERATEATWHICHTHEVALUEOFTHEetn CHANGESINRESPONSETOCHANGESINTHEUNDERLYINGiNDEXLEVEL.aSARESULTOF THE INDEX MULTIPLIER, THE etn WILL RECORD A $0.10 GAIN OR LOSS FOR EVERY 1.00 POINT INCREASE OR DECREASE, RESPECTIVELY, IN THE LEVEL OF THE iNDEX. PAGE 1 OF 3 BARCLAYS

DFVL Cumulative Index Return† 12% 10% 8% 6% 4% 2% 0% -2% Jul 11 Aug 11 Sep 11 Oct 11 Nov 11 Dec 11 Jan 12 Feb 12 Mar 12 Apr 12 May 12 Jun 12 Jul 12 Aug 12 Sep 12 Barclays 5Y US Treasury Futures Targeted Exposure IndexTM Source: Barclays (based on daily returns 07/11-9/12 since Note inception date). Annualized Performance, Standard Deviation And Correlation History† 3-month 6-month 1-Year 3-Year 5-Year Standard Index Return % Return % Return % Return % Return % Deviation % Correlations5 Annualized Annualized Annualized Annualized4 Barclays 5Y US Treasury Futures Targeted Exposure IndexTM 1.55 4.27 5.23 n/a n/a 0.64 1.00 S&P 500® 6.35 3.43 30.20 13.20 1.05 2.29 -0.43 MSCI EAFE Index 6.92 -0.70 13.75 2.12 -5.24 2.87 -0.42 MSCI Emerging Markets IndexSM 7.74 -1.84 16.93 5.63 -1.28 3.08 -0.23 Barclays U.S. Aggregate Bond Index 1.58 3.68 5.16 6.19 6.53 0.39 0.91 Dow Jones-UBS Commodity Index Total ReturnSM 9.69 4.70 5.99 5.26 -3.03 2.25 -0.18 Source: BlackRock, Barclays, S&P Dow Jones Indices, LLC, MSCI and Dow Jones Opco LLC, as of 9/30/2012. † Index returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. 4 Standard deviation is a measure of variability from the expected value. Standard Deviation % Annualized is based on monthly returns for 9/11-9/12, and describes how the annual returns in a given annual period are likely to differ from average annualized returns. Because the Standard Deviation % Annualized is based on historical data, it may not predict variability in annualized performance of the ETNs in the future. Source: BlackRock, Barclays 5 Correlations based on weekly returns for 9/11-9/12. Correlation is the term used to describe the statistical relationship between two or more quantities or variables. Perfectly correlated assets will have a correlation coefficient of one, while the correlation coefficient will be zero when returns on two assets are completely independent. Source: BlackRock, Barclays Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to any decrease in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the I0912 market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not - DFVL receive any amounts owed to you under the terms of the ETNs. - iP Page 2 of 3

DFVL Benefits Risks May provide portfolio diversification and completion* No principal protection Ability to execute tactical views Credit risk of the issuer Interest Rate Management Concentration of index exposure Hedging Tool Minimum redemption value directly with issuer Exchange listed Market risk Daily redemption capabilities directly to issuer Yearly fee and applicable costs No tracking error to their specified underlying index** * Diversification does not protect against market risk. ** Excluding fees and applicable costs and applies only to the indicative value, not necessarily to the secondary market price. Tracking error refers to the under/over performance differential of an ETN versus its underlying index over a given time period, after accounting for the ETN’s fees and costs. One cannot invest directly in an index. The Underlying U.S. Treasury Note or Bond Yield May Increase, Decrease or Remain Unchanged Over the Term of Your ETNs: The return on your ETNs is linked to the performance of the underlying index, which corresponds to changes in the underlying U.S. Treasury note or bond yield. Changes in the underlying U.S. Treasury note or bond yield are affected by a number of unpredictable factors, and such factors may cause the underlying U.S. Treasury note or bond yield to increase, decrease or remain unchanged over the term of your ETNs. There is No Guarantee that the Index Level Will Decrease or Increase by 1.00 Point For Every 0.01% Change in the Level of the Underlying U.S. Treasury Note or Bond Yield: Reasons why this might occur include: market prices for underlying U.S. Treasury note or bond futures contracts may not capture precisely the underlying changes in the U.S. Treasury note or bond yield; the index calculation methodology uses approximation; and the underlying U.S. Treasury note or bond weighting is rebalanced monthly. Due to the Index Multiplier, Any Changes in the Value of Your ETNs Will Not Occur at the Same Rate as the Corresponding Changes in the Value of the Underlying Index: The ETNs apply an index multiplier, the effect of which is to adjust the rate at which the value of the ETNs changes in response to changes in the underlying index level. Market and Volatility Risk: The market value of the ETNs may be influenced by many unpredictable factors and may fluctuate between the date you purchase them and the maturity date or redemption date. You may also sustain a significant loss if you sell your ETNs in the secondary market. Factors that may influence the market value of the ETNs include prevailing market prices of the U.S. stock or U.S. Treasury markets, the index components included in the underlying index, and prevailing market prices of options on such index or any other financial instruments related to such index; and supply and demand for the ETNs, including economic, financial, political, regulatory, geographical or judicial events that affect the level of such index or other financial instruments related to such index. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 50,000 ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. BlackRock Investments, LLC, assists in the promotion of the iPath ETNs. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. “Barclays 5Y US Treasury Futures